HF Financial Corp. Reports Earnings of $0.15 per share in Second Fiscal Quarter
Earnings Increase 44% From Prior Year Quarter
Core Deposit Growth and Strong Mortgage Production Highlight the Quarter
Declares Regular Quarterly Dividend of $0.1125 per Share

SIOUX FALLS, SD, January 28, 2013 -- HF Financial Corp. (Nasdaq: HFFC) today reported its earnings increased 44% to $1.0 million, or $0.15 per diluted share for the second fiscal quarter ended December 31, 2012, compared to $715,000, or $0.10 per diluted share for the prior year's second fiscal quarter. Similar to the preceding quarter, improving asset quality produced low provisions for loan and lease losses, increased loan production and gains on the sale of mortgage loans along with a reduction in expenses helped to drive results for the quarter. HF Financial increased its deposits more than 4% since fiscal year end and foreclosed properties have declined 45%. Capital ratios continued to remain well above minimum regulatory requirements, and tangible book value per share was $13.42 at quarter end.
“Demand for residential mortgages remains robust. Mortgage originations continued at a record pace, with gains on loan sales contributing $1.4 million to our second quarter and $2.4 million to our first half revenues,” said Stephen Bianchi, President and Chief Executive Officer. “Financial results for the first half of the fiscal year reflect our focus on delivering shareholder value through driving operational efficiencies and improving asset quality while building our brand in the communities we serve.”
Fiscal Second Quarter Financial Highlights: (at or for the period ended December 31, 2012, compared to September 30, 2012, and December 31, 2011)

•
Earnings per diluted share ("EPS") for the fiscal second quarter increased 50% to $0.15 versus $0.10 in the second fiscal quarter a year ago. For the first half of fiscal 2013, EPS increased 42% to $0.44 from $0.31.

•
The provision for loan loss was $128,000 for the second fiscal quarter versus a benefit of $300,000 the preceding quarter and a provision of $2.1 million one year earlier. Net loan charge-offs remained minimal.

•	The allowance for loan losses was 1.59% of gross loans at December 31, 2012, versus 1.55% at September 30, 2012, and 1.45% a year ago.

•
Nonperforming assets (“NPAs”) were $17.1 million, or 1.40% of total assets from $16.7 million, or 1.45%, of total assets at the end of the preceding quarter. Of the $16.2 million of nonperforming loans included in NPAs, $14.9 million of these loans were current on their scheduled payments. Troubled debt restructuring balances declined to $10.2 million from $18.6 million in the second fiscal quarter a year ago and $12.4 million in the quarter ended September 30, 2012.

•	The net interest margin, expressed on a fully taxable equivalent basis (“NIM, TE”), was 2.68% versus 2.72% for the preceding quarter, and 3.16% a year ago.

•
Strong mortgage lending activity led to gain on sale of loans of $1.4 million. The provision for impairment of mortgage servicing rights totaled $707,000 for the quarter and is included as a deduction within loan servicing income, net.

•	Capital levels at December 31, 2012 continued to remain well above the regulatory “well-capitalized” minimum levels of 10.00%, 6.00% and 5.00%, respectively:

•	Total risk-based capital to risk-weighted assets was 16.51% versus 16.32% at September 30, 2012.

•	Tier 1 capital to risk-weighted assets was 15.26% versus 15.07% at September 30, 2012.

•	Tier 1 capital to adjusted total assets was 9.54% versus 10.05% at September 30, 2012.

•	The most recent dividend of $0.1125 per share represents the nineteenth consecutive quarter at this level and provides a 3.36% current yield at recent market prices.

•	Tangible book value per share increased to $13.42 per share, compared to $13.03 per share at December 31, 2011.
Balance Sheet and Asset Quality Review
Total assets at December 31, 2012, increased to $1.22 billion from $1.15 billion at the end of the preceding quarter due primarily to increased cash and investment securities arising from an increase of deposit balances. Meanwhile, due in part to seasonality, total loans decreased to $677.6 million from $695.6 million during the most recent quarter. By design, the Bank's loan portfolio remains well-diversified as part of management's efforts to minimize risk. Commercial real estate loans, the largest component of the loan portfolio, accounted for 43.0% of the total loans. Agricultural loans remain an important lending focus accounting for 22.3% of the loan portfolio, followed by consumer loans at 14.7%, commercial business loans at 12.2% and residential loans at 7.8%.
“The high volume of refinancing and purchase activity is contributing both gains from sale of loans in the short-term and future servicing income for the long-term,” added Bianchi. “Most of the residential mortgages we originate are sold in the secondary market, but we continue to service the loans for our customers providing long-term revenue opportunity. With interest rates at historical lows, the expected life of our servicing portfolio is lengthening. Also, the large volume of mortgage originations over the past year reflects our belief that borrowers are increasingly looking to Home Federal for their mortgage needs.”
Total deposits were $933.1 million at December 31, 2012, versus $861.6 million at September 30, 2012. Deposit balances increased in the second fiscal quarter from the preceding quarter, due primarily to a $54.0 million increase from in-market deposits, exclusive of seasonal public fund deposits, which also increased by $18.0 million from the preceding quarter.
Nonperforming assets, which include nonaccruing loans that have been restructured, increased minimally to $17.1 million at December 31, 2012, from $16.7 million the preceding quarter and decreased from $27.7 million a year ago. Total NPAs decreased to 1.40% of total assets at the end of the quarter, compared to 2.26% one year earlier. Borrowers who are in financial difficulty and who have been granted concessions that include term extensions or payment alterations are categorized as troubled debt restructured (TDR). Over 95% of the balances of the TDRs at December 31, 2012 are in-compliance with their restructured terms and payment structures. TDRs totaled $10.2 million at the end of December, compared to $12.4 million at the end of September and $18.6 million a year ago.
Charge-off activity has slowed considerably over the past year, while recoveries have increased. This improvement reflects stabilization in market values of collateral and the results of a restructuring of the lending department put in place over the past two years. “Though we may charge-off portions of loan principal, we will continue to seek recovery of our investment,” said Bianchi. Charge-offs in the quarter totaled $627,000 while recoveries totaled $470,000.
The allowance for loan and lease losses at December 31, 2012, totaled $10.8 million, representing 1.59% of total loans outstanding. Relative to the preceding quarter, reserves decreased $29,000 while the ratio of reserves to total loans increased slightly due to the decrease in total loans.
Tangible common shareholders' equity decreased to 7.79% of tangible assets at December 31, 2012 compared to 8.23% at September 30, 2012, but remains higher than the amount reported in the second fiscal quarter of the prior year of 7.43%. Tangible book value per common share was $13.42 at December 31, 2012, up from $13.03 per share a year ago.
Capital ratios continued to remain strong and the Bank remained well-capitalized with Tier 1 capital to risk-weighted assets of 15.26% at December 31, 2012, while its Tier 1 capital to adjusted total assets was 9.54%. These regulatory ratios were significantly higher than the required minimum levels of 6.00% and 5.00%, respectively.
Review of Operations
For the quarter ended December 31, 2012, HF Financial's earnings reflected continued control of overhead expenses and strong gains on the sale of loans from mortgage financing activities. "At quarter end, we were servicing nearly $1.2 billion in mortgage loans sold into the secondary market. The loan sales are offsetting pressure we are seeing on our net interest margin,” said Brent Olthoff, Chief Financial Officer and Treasurer. “The current low interest rate environment combined with lower volume of loans originated for our portfolio has resulted in thinner margins relative to earlier periods. We are focused on adding quality loans to our portfolio while working hard to contain overhead expenses”.
Net interest income totaled $7.2 million for the second fiscal quarter of 2013 compared to $7.3 million for the previous fiscal quarter, and $8.7 million in the year ago quarter. The NIM, TE was 2.68% for the second quarter compared to 2.72% the previous quarter.
Gains on the sale of loans contributed to a stronger level of noninterest income. Continued high levels of mortgage activity produced $1.4 million in gains during the second fiscal quarter compared to $1.0 million the preceding quarter. Fees on deposits totaled $1.5 million for the quarter ended December 31, 2012 versus $2.1 million the previous quarter and $1.5 million one year earlier. Deposit fees boosted first fiscal quarter income by approximately $600,000 from a nonrecurring vendor incentive related to debit cards. The provision for impairment of mortgage servicing rights totaled $707,000 for the quarter, which is an increase of $444,000 from the prior quarter. Total noninterest income was $3.1 million for the quarter ended December 31, 2012 compared to $4.1 million the previous quarter and $3.4 million one year earlier.
Noninterest expenses decreased to $8.5 million in the second fiscal quarter from $8.8 million in the preceding quarter, reflecting the streamlining of the branch footprint completed in the prior fiscal year. In the fiscal second quarter a year ago, noninterest expenses totaled $9.0 million. Total compensation and employee benefit expenses totaled $4.8 million for the quarter ended December 31, 2012, which is a $147,000 decrease from the preceding quarter. One year earlier, the second quarter's compensation and employee benefit expenses totaled $4.9 million. Professional fees for the second fiscal quarter decreased by $532,000 from the same quarter of the prior year due to costs related to governance issues incurred in fiscal 2012. Primarily due to the consolidation of six branches to other nearby branches during the past five quarters, occupancy and equipment expense decreased $67,000 from the second quarter a year ago to $1.0 million in the second quarter of fiscal 2013. Generally, total noninterest expenses reflect lower compensation, occupancy and professional fees relative to the same time period one year ago.
These financial results are preliminary until the Form 10-Q is filed in February 2013.
Quarterly Dividend Declared

The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the second fiscal quarter 2013. The dividend is payable February 15, 2013 to stockholders of record February 8, 2013.
Use of Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). “Net Interest Margin, TE” is a non-GAAP financial measure. Information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements. The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.
About HF Financial Corp.
HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. As the largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 28 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota. The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota. Internet banking is also available at www.homefederal.com and www.infiniabank.com.
This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company's management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

•	Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•	Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•	Forecasts of future economic performance.

•	Use and descriptions of assumptions and estimates underlying or relating to such matters.
Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.
Forward-looking statements about the Company's expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company's loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company's self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2012, and its subsequent quarterly reports on Form 10-Q.
Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.
CONTACT: HF Financial Corp.
Stephen Bianchi, President and Chief Executive Officer (605) 333-7556

HF Financial Corp.
Selected Consolidated Operating Highlight
(Dollars in Thousands, except share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,
	2012	2012	2011	2012	2011
Interest, dividend and loan fee income:
Loans and leases receivable	$8,804	$9,006	$11,114	$17,810	$22,680
Investment securities and interest-earning deposits	1,028	1,237	1,104	2,265	2,407
	9,832	10,243	12,218	20,075	25,087
Interest expense:
Deposits	1,199	1,406	1,871	2,605	4,028
Advances from Federal Home Loan Bank and other borrowings	1,463	1,489	1,602	2,952	3,216
	2,662	2,895	3,473	5,557	7,244
Net interest income	7,170	7,348	8,745	14,518	17,843
Provision for losses on loans and leases	128	(300)	2,120	(172)	2,642
Net interest income after provision for losses on loans and leases	7,042	7,648	6,625	14,690	15,201
Noninterest income:
Fees on deposits	1,464	2,096	1,539	3,560	3,168
Loan servicing income, net	(450)	(40)	394	(490)	865
Gain on sale of loans	1,411	1,022	837	2,433	1,213
Earnings on cash value of life insurance	206	205	173	411	344
Trust income	190	194	188	384	354
Commission and insurance income	125	194	181	319	333
Gain on sale of securities, net	—	1,822	34	1,822	335
Other	106	(1,367)	86	(1,261)	185
	3,052	4,126	3,432	7,178	6,797
Noninterest expense:
Compensation and employee benefits	4,784	4,931	4,904	9,715	10,622
Occupancy and equipment	1,002	1,069	1,069	2,071	2,193
FDIC insurance	201	210	263	411	535
Check and data processing expense	762	817	726	1,579	1,441
Professional fees	536	643	1,015	1,179	1,904
Marketing and community investment	304	368	370	672	764
Foreclosed real estate and other properties, net	206	103	42	309	85
Other	661	680	654	1,341	1,288
	8,456	8,821	9,043	17,277	18,832
Income before income taxes	1,638	2,953	1,014	4,591	3,166
Income tax expense	605	876	299	1,481	1,010
Net income	$1,033	$2,077	$715	$3,110	$2,156

Basic earnings per common share:	$0.15	$0.29	$0.10	$0.44	$0.31
Diluted earnings per common share:	$0.15	$0.29	$0.10	$0.44	$0.31
Basic weighted average shares:	7,055,591	7,051,169	6,972,762	7,053,380	6,973,414
Diluted weighted average shares:	7,057,261	7,052,994	6,972,762	7,055,133	6,973,414
Outstanding shares (end of period):	7,054,875	7,056,283	6,972,709	7,054,875	6,972,709
Number of full-service offices	28	28	33

HF Financial Corp.
Consolidated Statements of Financial Condition
(Dollars in Thousands, except share data)

	December 31, 2012	June 30, 2012
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$104,958	$50,334
Securities available for sale	354,512	373,246
Correspondent bank stock	7,354	7,843
Loans held for sale	18,139	16,207

Loans and leases receivable	677,593	683,704
Allowance for loan and lease losses	(10,780)	(10,566)
Loans and leases receivable, net	666,813	673,138

Accrued interest receivable	5,548	5,431
Office properties and equipment, net of accumulated depreciation	14,542	14,760
Foreclosed real estate and other properties	890	1,627
Cash value of life insurance	19,626	19,276
Servicing rights, net	10,791	11,932
Goodwill, net	4,366	4,366
Other assets	12,884	14,431
Total assets	$1,220,423	$1,192,591
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$933,091	$893,859
Advances from Federal Home Loan Bank and other borrowings	131,416	142,394
Subordinated debentures payable to trusts	27,837	27,837
Advances by borrowers for taxes and insurance	14,935	12,708
Accrued expenses and other liabilities	14,094	18,977
Total liabilities	1,121,373	1,095,775
Stockholders' equity
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Series A Junior Participating Preferred Stock, $1.00 stated value, 50,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,138,330 and 9,125,751 shares issued at December 31, 2012 and June 30, 2012, respectively	91	91
Additional paid-in capital	45,961	45,673
Retained earnings, substantially restricted	85,093	83,571
Accumulated other comprehensive (loss), net of related deferred tax effect	(1,198)	(1,622)
Less cost of treasury stock, 2,083,455 shares at December 31, 2012 and June 30, 2012	(30,897)	(30,897)
Total stockholders' equity	99,050	96,816
Total liabilities and stockholders' equity	$1,220,423	$1,192,591

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Allowance for Loan and Lease Loss Activity	Three Months Ended		Six Months Ended
	12/31/2012	12/31/2011	12/31/2012	12/31/2011
Balance, beginning	$10,809	$11,031	$10,566	$14,315
Provision charged to income	128	2,120	(172)	2,642
Charge-offs	(627)	(2,242)	(1,030)	(6,130)
Recoveries	470	112	1,416	194
Balance, ending	$10,780	$11,021	$10,780	$11,021

Asset Quality	12/31/2012	9/30/2012	12/31/2011
Nonaccruing loans and leases	$15,980	$14,914	$24,156
Accruing loans and leases delinquent more than 90 days	209	717	2,160
Foreclosed assets	890	1,055	1,394
Total nonperforming assets	$17,079	$16,686	$27,710

General allowance for loan and lease losses	$8,064	$8,667	$8,278
Specific impaired loan valuation allowance	2,716	2,142	2,743
Total allowance for loans and lease losses	$10,780	$10,809	$11,021

Ratio of nonperforming assets to total assets at end of period (1)	1.40%	1.45%	2.26%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	2.39%	2.25%	3.47%
Ratio of net charge-offs to average loans and leases for the year-to-date period (3)	(0.11)%	(0.31)%	1.45%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.59%	1.55%	1.45%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	66.59%	69.15%	41.88%
_____________________________________________
(1) Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.
(2) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3) Percentages for the six months ended December 31, 2012 and December 31, 2011, and the three months ended September 30, 2012 have been annualized.

Troubled Debt Restructuring Summary	12/31/2012	9/30/2012	12/31/2011
Nonaccruing troubled debt restructurings-non-compliant (1)(2)	$223	$95	$4,771
Nonaccruing troubled debt restructurings-compliant (1)(2)	8,643	11,134	11,221
Accruing troubled debt restructurings (3)	1,300	1,195	2,623
Total troubled debt restucturings	$10,166	$12,424	$18,615
______________________________________________
(1) Non-compliant and compliant refer to the terms of the restructuring agreement.
(2) Balances are included in nonaccruing loans as part of nonperforming loans.
(3) None of the loans included are 90 days past due and are not included in the nonperforming loans.

HF Financial Corp.
Selected Capital Composition Highlights
(Unaudited)

	12/31/2012	9/30/2012	6/30/2012
Common stockholder's equity before OCI (1) to consolidated assets	8.25%	8.69%	8.29%
OCI components to consolidated assets:
Net changes in unrealized gain on securities available for sale	0.16	0.21	0.22
Net unrealized losses on defined benefit plan	(0.11)	(0.12)	(0.11)
Net unrealized losses on derivatives and hedging activities	(0.15)	(0.17)	(0.25)
Goodwill to consolidated assets	(0.36)	(0.38)	(0.37)
Tangible common equity to tangible assets	7.79%	8.23%	7.78%

Tangible book value per common share (2)	$13.42	$13.40	$13.13

Tier I capital (to adjusted total assets) (3)	9.54%	10.05%	9.66%
Tier I capital (to risk-weighted assets) (3)	15.26	15.07	14.62
Total risk-based capital (to risk-weighted assets) (3)	16.51	16.32	15.87
______________________________________________
(1) Accumulated other comprehensive income (loss).
(2) Common equity reduced by goodwill and divided by number of shares of outstanding common stock.
(3) Capital ratios for Home Federal Bank.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Loan and Lease Portfolio Composition
	December 31, 2012		June 30, 2012
	Amount	Percent	Amount	Percent
Residential:
One-to four-family	$50,059	7.4%	52,626	7.7%
Construction	2,588	0.4	2,808	0.4
Commercial:
Commercial business (1)	80,134	11.8	79,069	11.6
Equipment finance leases	2,457	0.3	3,297	0.5
Commercial real estate:
Commercial real estate	235,082	34.7	225,341	33.0
Multi-family real estate	42,641	6.3	47,121	6.9
Construction	13,365	2.0	12,172	1.8
Agricultural:
Agricultural real estate	69,024	10.2	70,796	10.4
Agricultural business	82,447	12.2	84,314	12.3
Consumer:
Consumer direct	21,328	3.1	21,345	3.1
Consumer home equity	75,234	11.1	81,545	11.9
Consumer overdraft & reserve	3,152	0.5	3,038	0.4
Consumer indirect	82	—	232	—
Total (2)	$677,593	100.0%	$683,704	100.0%
_________________________________________________
(1) Includes $2,024 and $2,262 tax exempt leases at December 31, 2012 and June 30, 2012, respectively.
(2) Exclusive of undisbursed portion of loans in process and net of deferred loan fees and discounts.

Deposit Composition
	December 31, 2012		June 30, 2012
	Amount	Percent	Amount	Percent
Noninterest-bearing checking accounts	$150,461	16.1%	146,963	16.4%
Interest-bearing checking accounts	155,574	16.7	138,075	15.5
Money market accounts	240,244	25.7	210,298	23.5
Savings accounts	114,049	12.2	121,092	13.6
In-market certificates of deposit	261,004	28.0	265,009	29.6
Out-of-market certificates of deposit	11,759	1.3	12,422	1.4
Total deposits	$933,091	100.0%	$893,859	100.0%

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	December 31, 2012		September 30, 2012
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$699,105	5.00%	$703,470	5.08%
Investment securities(2)(3)	379,790	1.07	379,698	1.29
Total interest-earning assets	1,078,895	3.62%	1,083,168	3.75%
Noninterest-earning assets	81,910		83,133
Total assets	$1,160,805		$1,166,301
Interest-bearing liabilities:
Deposits:
Checking and money market	$357,509	0.28%	$336,643	0.47%
Savings	110,363	0.26	112,365	0.26
Certificates of deposit	273,635	1.27	278,278	1.33
Total interest-bearing deposits	741,507	0.64	727,286	0.77
FHLB advances and other borrowings	131,414	3.13	147,241	2.86
Subordinated debentures payable to trusts	27,837	6.06	27,837	6.10
Total interest-bearing liabilities	900,758	1.17%	902,364	1.27%
Noninterest-bearing deposits	132,231		131,901
Other liabilities	28,897		34,163
Total liabilities	1,061,886		1,068,428
Equity	98,919		97,873
Total liabilities and equity	$1,160,805		$1,166,301
Net interest spread(4)		2.45%		2.48%
Net interest margin(4)(5)		2.64%		2.69%
Net interest margin, TE(6)		2.68%		2.72%
Return on average assets(7)		0.35%		0.71%
Return on average equity(8)		4.14%		8.42%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended December 31, 2012 and September 30, 2012 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Six Months Ended
	December 31, 2012		December 31, 2011
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$701,287	5.04%	$816,584	5.52%
Investment securities(2)(3)	379,809	1.18	300,022	1.60
Total interest-earning assets	1,081,096	3.68%	1,116,606	4.47%
Noninterest-earning assets	81,119		82,615
Total assets	$1,162,215		$1,199,221
Interest-bearing liabilities:
Deposits:
Checking and money market	$346,982	0.37%	$318,450	0.66%
Savings	111,366	0.26	121,669	0.26
Certificates of deposit	275,963	1.30	336,401	1.66
Total interest-bearing deposits	734,311	0.70	776,520	1.03
FHLB advances and other borrowings	139,328	2.99	148,175	3.06
Subordinated debentures payable to trusts	27,837	6.08	27,837	6.68
Total interest-bearing liabilities	901,476	1.22%	952,532	1.51%
Noninterest-bearing deposits	132,053		120,364
Other liabilities	30,370		31,662
Total liabilities	1,063,899		1,104,558
Equity	98,316		94,663
Total liabilities and equity	$1,162,215		$1,199,221
Net interest spread(4)		2.46%		2.96%
Net interest margin(4)(5)		2.66%		3.18%
Net interest margin, TE(6)		2.70%		3.21%
Return on average assets(7)		0.53%		0.36%
Return on average equity(8)		6.27%		4.53%
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(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the six months ended December 31, 2012 and December 31, 2011 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.
HF Financial Corp.
Age Analysis of Past Due Loans and Leases Receivables
(Dollars in Thousands)
(Unaudited)

December 31, 2012	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$24	$152	$291	$467	$49,592	$201	$242	$443
Construction	—	—	—	—	2,588	—	—	—
Commercial:
Commercial business	—	—	80	80	80,054	—	4,482	4,482
Equipment finance leases	—	—	8	8	2,449	8	—	8
Commercial real estate:
Commercial real estate	539	173	—	712	234,370	—	1,221	1,221
Multi-family real estate	—	—	27	27	42,614	—	27	27
Construction	—	—	—	—	13,365	—	—	—
Agricultural:
Agricultural real estate	40	—	—	40	68,984	—	8,481	8,481
Agricultural business	330	—	119	449	81,998	—	670	670
Consumer:
Consumer direct	33	3	—	36	21,292	—	15	15
Consumer home equity	250	220	—	470	74,764	—	842	842
Consumer OD & reserve	2	—	—	2	3,150	—	—	—
Consumer indirect	5	—	—	5	77	—	—	—
Total	$1,223	$548	$525	$2,296	$675,297	$209	$15,980	$16,189

September 30, 2012	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$36	$—	$195	$231	$56,716	$164	$31	$195
Construction	—	—	—	—	3,944	—	—	—
Commercial:
Commercial business	35	8	1,262	1,305	78,186	553	1,383	1,936
Equipment finance leases	41	—	—	41	2,800	—	—	—
Commercial real estate:
Commercial real estate	115	—	246	361	234,954	—	1,065	1,065
Multi-family real estate	—	—	32	32	47,201	—	32	32
Construction	—	—	—	—	13,389	—	—	—
Agricultural:
Agricultural real estate	94	—	45	139	64,044	—	10,745	10,745
Agricultural business	16	—	31	47	87,388	—	1,102	1,102
Consumer:
Consumer direct	46	14	—	60	21,461	—	13	13
Consumer home equity	475	24	375	874	79,120	—	539	539
Consumer OD & reserve	6	—	—	6	3,127	—	—	—
Consumer indirect	2	—	4	6	131	—	4	4
Total	$866	$46	$2,190	$3,102	$692,461	$717	$14,914	$15,631
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(1)	Loans accruing and delinquent greater than 90 days have government guarantees or acceptable loan-to-value ratios.

HF Financial Corp.
Non-GAAP Disclosure Reconciliation
Net Interest Margin to Net Interest Margin-Tax Equivalent Yield
(Dollars in Thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,
	2012	2012	2011	2012	2011
Net interest income	$7,170	$7,348	$8,745	$14,518	$17,843
Taxable equivalent adjustment	109	85	97	194	202
Adjusted net interest income	7,279	7,433	8,842	14,712	18,045
Average interest-earning assets	1,078,895	1,083,168	1,112,061	1,081,096	1,116,606
Net interest margin, TE	2.68%	2.72%	3.16%	2.70%	3.21%